2014 DECLARATION OF AMENDMENT TO
2003 STOCK INCENTIVE PLAN
OF
RF MICRO DEVICES, INC.

THIS 2014 DECLARATION OF AMENDMENT, is made effective as of the 15th day of May, 2014, by RF MICRO DEVICES, INC. (the “Corporation”), to the Corporation’s 2003 Stock Incentive Plan, as amended through June 11, 2010 (the “Plan”).
R E C I T A L S:

WHEREAS, the Board of Directors of the Corporation has deemed it advisable to amend Section 18 of the Plan to modify the provisions regarding the effect of a change of control on outstanding Plan awards; and
WHEREAS, the Corporation desires to evidence such amendment by this 2014 Declaration of Amendment.
NOW, THEREFORE, IT IS DECLARED that Section 18(a) and Section 18(b) of the Plan shall be and hereby are amended as follows:
1.Amendment to Section 18. Section 18 (“Change of Control”) of the Plan is hereby amended by deleting Sections 18(a) and 18(b) and inserting the following in lieu thereof (with the remainder of Section 18, as previously amended, being unchanged):

“(a)    Notwithstanding any other provision in the Plan to the contrary, and unless an individual award agreement provides otherwise, the following provisions shall apply in the event of a change of control:
(i)To the extent that the successor or surviving company in the change of control event does not assume or substitute for an award (or in which the Corporation is the ultimate parent corporation and does not continue the award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Administrator) as awards outstanding under the Plan immediately prior to the change of control event, (X) all outstanding options and SARs shall become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (Y) any restrictions, including but not limited to the restriction period, performance period and/or performance criteria applicable to any outstanding award other than options or SARs shall be deemed to have been met, and such awards shall become fully vested, earned and payable to the fullest extent of the original grant of the applicable award.
(ii)Further, in the event that an award is substituted, assumed or continued as provided in Section 18(a)(i) herein, the award will nonetheless become vested (and, in the case of options and SARs, exercisable) in full if the employment or service of the participant is terminated within six months before (in which case vesting shall not occur until the effective date of the change of control) or one year (or such other period after a change of control as may be stated in a participant’s change in control agreement, employment agreement or similar agreement, if applicable) after the effective date of a change of control if such termination of employment or service (X) is by the Corporation not for cause or (Y) is by the participant for good reason. For clarification, for the purposes of this Section 18(a), the “Corporation” shall include any successor to the Corporation.
(iii)For the purposes herein, “good reason” means, unless the Administrator determines otherwise, in the context of a change of control, a participant’s termination of employment or service resulting from the participant’s (X) termination for “good reason” as defined under the participant’s employment, change in control, consulting or other agreement with the Corporation or an affiliate, if any, or (Y) if the participant has not entered into any agreement (or, if any such agreement does not define “good reason”), then, a participant’s termination shall be for “good reason” if termination results due to any of the following without the participant’s consent: (1) a material reduction in the participant’s base salary as in effect immediately prior to the date of the change of control, (2) the assignment to the participant of duties or responsibilities materially inconsistent with, or a material diminution in, the participant’s position, authority, duties or responsibilities as in effect immediately prior to the change of control, or (3) the relocation of the participant’s principal place of employment by more than 50 miles from the location at which the participant was stationed immediately prior to the change of control. Notwithstanding the foregoing, with respect to directors, unless the Administrator determines otherwise, a director’s termination from service on the Board shall be for “good reason” if the participant ceases to serve as a director, or, if the Corporation is not the surviving company in the change of control event, a member of the board of directors of the surviving entity, in either case, due to the participant’s failure to be nominated to serve as a director of such entity or the participant’s failure to be elected to serve as a director of such entity, but not due to the participant’s decision not to continue service on the Board of Directors of the Corporation or the board of directors of the surviving entity, as the case may be. An event or condition that would otherwise constitute “good reason” shall constitute good reason only if the Corporation fails to rescind or cure such event or condition within 30 days after receipt from the participant of written notice of the event which constitutes good reason, and good reason shall cease to exist for any event or condition described herein on the 60th day following the later of the occurrence or the participant’s knowledge thereof, unless the participant has given the Corporation written notice thereof prior to such date. The determination of “good reason” shall be made by the Administrator and its determination shall be final and conclusive.
(b)    [Reserved.]”

2.     Continued Effect. Except as set forth herein, the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, this 2014 Declaration of Amendment is executed on behalf of RF Micro Devices, Inc. effective as of the day and year first above written.

RF MICRO DEVICES, INC

By: /s/ Robert A. Bruggeworth
Robert A. Bruggeworth
Chief Executive Officer

ATTEST:
/s/ William A. Priddy, Jr.
William A. Priddy, Jr.
Secretary/Asst. Secretary
[Corporate Seal]